Exhibit 99.1

NEW INVESTMENTS PRESS RELEASE OF TRILINC GLOBAL IMPACT FUND, LLC

Los Angeles, CA (January 31, 2019) - TriLinc Global Impact Fund (“TriLinc” or “TGIF”) announced today that it recently approved $18 million in trade finance transactions, bringing total financing commitments as of December 31, 2018 to $443.6 million for business expansion and socioeconomic development through its holdings in Sub-Saharan Africa, Latin America, Southeast Asia, and Emerging Europe.

TriLinc is an impact investing fund that provides growth-stage loans and trade finance to established small and medium enterprises (“SMEs”) in developing economies where access to affordable capital is significantly limited.  Impact Investing is defined as investing with the specific objective of achieving a competitive financial return as well as creating positive, measurable impact in communities across the globe.  The transaction details are summarized below.

On December 4, 2018 TriLinc funded $5,500,000 as part of a new five year $5,500,000 term loan facility to a sustainably focused ship maintenance and repair service provider in Brazil. TriLinc’s total participation commitment amount to the borrower is $13,000,000 through TGIF and TriLinc Sustainable Income Fund. Priced at 12.00%, the transaction is expected to mature on December 4, 2023, and is secured by shares, equipment and borrower infrastructure, with a cash flow coverage ratio of 1.5x. The company operates floating dock infrastructure, mooring services and a third party shipyard in the Guanabara Bay to provide ship repair services for its clients. TriLinc’s financing will be utilized by the company to complete construction and make its proprietary shipyard fully operational. The mobilization of the shipyard has created a positive employment expectation in the local neighborhood, which is industrial and composed mainly of maritime-related companies. Additionally, the company provides technical training to its employees, participtes in local social and environmental development initiatives, and believes that its operations have resulted in the development of ancillary/secondary service providers and the local economy through increase in business activity at small restuarants and grocery stores in the area.

On December 18, 2018 TriLinc funded $4,460,000 as part of a restructured $4,960,000 facility with the diaper manufacturer. Priced at 10.00%, the transaction is expected to mature on August 15, 2021 and is secured by a trust agreement over assets, a share pledge and a promissory note, with a cash flow coverage ratio of 1.72x. TriLinc’s financing will support efforts in expanding the company’s distribution network to continue offering high quality products to low-income families throughout Peru.

On December 19, 2018 TriLinc funded $8,063,150 as part of a new $8,300,000 3.5 year term loan facility with an LED Lighting Service Provider in Chile. Priced at 11.00%, the transaction is expected to mature on June 6, 2021 and is secured by cash flows, equipment related to agreements and a corporate guarantee, with a cash flow coverage ratio of 2.0x. TriLinc’s financing will support an energy-efficient retrofit on public streetlights in two municipalities in Chile that aim to achieve energy savings and reduction of greenhouse gas emissions. Not only is the financing expected to help reduce energy consumption by about 40% and cut CO2 emissions by 80%, it will also potentially save approximately 60% in energy costs and about 80% in operating and maintenance costs.

“TriLinc’s recent investment activity demonstrates our commitment to supporting borrower companies that are providing sustainable solutions in their communities,” said Gloria Nelund, CEO of TriLinc. “By extending financing to companies like the LED lighting service provider, TriLinc is helping to provide energy savings and operational cost reductions while promoting enhanced security for citizens in better-lit public areas.”

About TriLinc Global Impact Fund

TriLinc is a non-traded, externally managed, limited liability company that makes impact investments in SMEs in developing economies that provide the opportunity to achieve both competitive financial returns and positive measurable impact.  TriLinc invests in SMEs through experienced local market sub-advisors, and expects to create a diversified portfolio of financial assets consisting primarily of collateralized private debt instruments.  In addition, the Company aggregates and analyzes social, economic, and environmental impact data to track progress and measure success against stated objectives